Exhibit 99.1

Transcript of Business Update Call held July 15, 2010 of Vu1 Corporation

Operator:
Good afternoon, my name is Lisa and I'll be your conference operator today.  At this time I would like to welcome everyone to the Vu1 Business Update conference call.  All lines have been placed on mute to prevent any background noise.

After the speakers' remarks there will be a question and answer session.  If you'd like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you'd like to withdraw your question please press the pound key.  Thank you.

I would now like to turn call over to Mr. Michael Polyviou with Capital C Partners. Sir, you may begin your conference.

Michael Polyviou:	Great, thank you, Lisa. We are joined on today's call by Gale Sellers, Vu1's Chief Executive Officer, its Chairman, Duncan Troy and its Chief Operating Officer, Philip Styles.

Before I hand over to the Vu1 team, I would like to remind everyone that today's call is being recorded and that it may include forward-looking statements including but not limited to Vu1's ability to obtain the necessary funding required for its operations, the future demonstration and commercial availability of its light bulb, timing for submission of its light bulb to certification and certification results, timing for bulb production, manufacturing capability of its facility, future interest of channel partners and distributors, its strategic planning and business development plans, future applications of the technology and the viability of pricing and acceptance of its products in the market.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements.  The words may, would, will, expect, estimate, anticipate, believe, intend and similar instructions in variations thereof are intended to identify forward-looking statements.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties.  Many of which are beyond the company's ability to control as well as the risk and the other factors set forth in Vu1's periodic filings with the U.S. Securities and Exchange Commission.

And with that, I would like to hand the call over to Vu1's Chairman, Duncan Troy. Duncan?

Duncan Troy:
Thank you, Michael and good afternoon to everyone in the U.S. and good evening to those of you joining us from Europe tonight.  As you know I was recently appointed as nonexecutive chairman of Vu1 although I've been an investor since 1999 and a board member from 2004.

I saw the promise of the technology back then and I'm thrilled that all the exciting progress the Vu1 team has made in bringing us to this important turning point.  The challenges the team has overcome are far from insignificant.

They successfully miniaturized their original prototype working electronics resulting in our truly groundbreaking R-30 bulb that could be marketed as a clean, energy efficient alternative to a standard incandescent 65-watt flood light bulb, offering the same functionality in that you can dim it in the same light quality but with none of the drawbacks or comprises of other so-called green lighting alternatives such as CFL and LED.

And the R-30 is just the first in a variety of applications we anticipate being able to produce with Vu1's unique Electron Stimulated Luminescence or ESL technology.  Gale and Phil have both made very significant contributions to the company and has each been instrumental in helping bringing the company to this point.  I'd like to thank them both for their efforts and also congratulate Phil on his richly deserved recent promotion and election to the board.

Personally, I'm very excited to be taking on this new role of chairman at this critical juncture in the company's development.  I believe my background lends itself well to the task in hand, comprising more than 20 years of relevant experience and insight from roles including angel investor, mentor, director and chairman of a variety of technology-driven companies at various different stages of growth, particularly those in pre-revenue and high growth ramp up phases and those transitioning between the two.

I'm looking forward to working closely with Phil, Gale and the rest of the team here at Vu1 as we transition from technology development to full scale commercial production.  Now I'd like to hand over to Gale who will provide his perspective on the progress of recent months and provide a sense of what to expect in the coming months. Gale.

Gale Sellers:
Thanks, Duncan and good afternoon and good evening to everyone.  As Duncan said, we're at a very exciting stage in Vu1's development.  The hard work and investment to date is finally bearing fruit.  For those that may be less familiar with our Electron Stimulated Luminescence or ESL technology, this is what makes Vu1 such an exciting story.

ESL is a new lighting technology platform, just like the traditional incandescent light bulb we use every day or halogen or compact fluorescent light bulbs commonly known as CFL or light-emitting diodes known as LEDs, they're all lighting technology platforms.

Our ESL lighting technology is unique because it uses a new technique to create light by accelerating electrons to stimulate phosphor to create light that's virtually identical in quality to traditional incandescent light bulbs.  Most importantly in today's world, it's also highly energy efficient.

Let's look at the competition, other so called  green or energy efficient light choices, to be blunt, CFL or LED are limited solutions in many applications, neither of them is a true comparable alternative to light emitted by an incandescent light bulb.  Our R-30 light bulb is.

CFLs, those twisted spiral shaped bulbs lack both light quality and functionality we know consumers desire.  And only lately is the general public being made aware that they contain mercury, which is highly toxic and requires special disposal procedures, which vary state by state.  According to the EPA, if a CFL bulb breaks in your homes, this actually requires temporary evacuation and special toxic cleanup procedures.

Turning to LEDs now and the recessed ceiling can market, Vu1's initial target market, this presents the challenge of a very high temperature environment created by this enclosed space.  As such, LEDs have heavy heat dissipation designed into the bulb housing to allow them to survive in the enclosed environment.  This translates into a much higher cost.  Additionally, LEDs struggle with light quality, they vary tremendously from brand to brand.

Those LEDs capable of producing good light quality in recess ceiling can applications are exceptionally expensive.  LED manufacturers also claim their bulbs can last 50,000 hours and they ask consumers to consider that fact when looking at the high price.  We believe consumers will select a cost effective alternative over the LED, both – by both considering price and light quality.  Vu1's ESL lighting technology is the alternative.

Summarizing our competitive position, we are confident we have a very strong position against both of these technologies.  Vu1's ESL lighting technology is a superior, cost effective solution for addressing our initial target market the 800 million recess ceiling can fixtures in the U.S.A.  We provide the best combination of safety, nontoxic, incandescent light quality, performance and affordability of any energy efficient lighting technology.

Vu1's first product will be the R-30 sized bulb and this is a direct replacement for the 65-watt incandescent flood bulb in both the five inch and six inch recess ceiling cans.  The R-30 will be competitively priced with high end dimmable CFLs without having to compromise light quality, instant brightness, functionality or consumer safety.

As I mentioned previously in terms of light quality, it's virtually identical to traditional incandescent light bulb it replaces, and unlike CFLs, it's mercury free.  As you know we've announced several weeks ago that we've had our first preliminary purchase order for our R-30 ESL bulb from a major electrical distributor in the Pacific Northwest.

This is the result of just one of the number of the advanced conversations we're having at the moment with leading regional and national U.S. distributors.  It's a major milestone to have secured this first order.  At this early stage of ramp up, there are obviously limits to our capacity and as such, it's worth mentioning that these initial orders in the coming weeks will be relatively low volume, think thousands rather than millions.

However that's very much by design.  Our focus is on strategically seeding the channel to ensure we get bulbs in as many different distributor's hands as possible.  When we do receive UL certification later this summer and start full scale production, we will have already developed a broad and robust channel demand.

On that note, while wholesale electrical distributors are clearly a very important channel for us, we are pursuing a multichannel sales and marketing strategy.  We are also currently in conversations with a number of potential partners on the retail distribution side, both those with a network of physical outlets and leading online retailers.

We've always had meetings – we've already had meetings with several of the largest retailers and online lighting resellers in the U.S. and E.U.  We've also had interest in ESL lighting from major U.S. utility consortiums on the East and West Coast, with several meetings to date and ongoing discussions.

In fact, following every news release we issue, we are always inundated with potential partners calling.  More than 200 independent lighting distributors have already expressed interest through our Web site to distribute ESL bulbs into a variety of channels, including hospitality, municipal buildings, museums and even cruise ships.

We've always been pretty confident about the demand side of things.  With the interest received to date and this first preliminary order, it suggests to us that this belief is well founded.  The biggest challenges we have faced to date as they are for most nascent technology companies have been technical and having the right people to advance the technology to the point of commercialization, that's where we are today - on the cusp of U.S. certification and then moving to ramp up production to commercial quantities.  And secondly our challenge was to ensure we are able to raise sufficient funds and manage them effectively to allow us to reach this point where we can fulfill the promise of our exciting new ESL lighting technology platform.

Turning to the question of funding, as many of you are aware, in the near term our operational expenses continue to be supported by a number of accredited investors and institutional investors through our existing convertible note facilities.  With our first preliminary order received and a bulb working its way through UL certification, in recent weeks we have had dramatically heightened interest in Vu1.

We continue to actively evaluate a variety of long term planning solutions to support the company's growth.  At the same time, we are mindful of the shareholders' commitment to date and the corresponding need to protect their interest to the best of our abilities.

Now that we've brought this – Vu1 to this point, the potential for Vu1's ESL technology is clearly huge.  The consumer clearly wants a green alternative and in fact governments across the world are mandating the move away from incandescent.

However in today's cash constrained times, lighting solutions need to be affordable and we believe we have a winning combination here of a better lighting alternative that's clean and competitively priced.

The distributors we spoke to at Lightfair in 2010 all reaffirm the need for nontoxic, affordable, fully dimmable incandescent light quality replacement for the soon to be banned incandescent light bulb.

They also reaffirm that the current energy efficient lighting solutions fall short of consumer desires.  With so many organizations and companies now actively assessing company-wide green lighting and energy efficient initiatives, our timing cannot be more perfect.

So looking forward, I'd like to provide a few pointers on what to expect for the remainder of 2010.  As you know, we've already indicated we expect to receive UL certification in August 2010.  We'll then be building out our sales team and would – expect to be in a position to announce a number of channel partner alliances with utilities and electrical distributors later this year.

We also anticipate securing additional purchase orders generating the first ever revenue for the company later this year.  At the same time, we're also working on further product development on the R-shaped bulb, the classic Edison A-shaped bulb as well as the linear fluorescent tube.  We also anticipate a European R-25 product launch in the second half of 2011.

In a few moments, Phil is going to tell you a little more about his background and the manufacturing and development operations he has been leading with such success.  But before I hand over to Phil, I'd like to echo Duncan's comments about Phil.

Phil has been a tireless advocate for Vu1's technology and his belief and commitment to the cause has been a sizeable factor in us getting where we are today.  His elevation to chief operating officer is well deserved and entirely logical.  As we enter this new phase of the company's development, I'm looking forward to working with Phil in his new role.

And with that, I'd like to hand you over to Phil.

Philip Styles:
Many thanks, Gale.  For those of you who aren't familiar with me or my background, I've been with Vu1 since 2007 overseeing the company's wholly owned subsidiary of development and manufacturing operations, Sendio in the Czech Republic.

We have a great team of 38 staff including 30 first grade engineers, who have overcome some very complex technical issues in our early prototypes, bringing us to this exciting place with a working bulb very close to UL certification.

By way of background prior to joining Sendio, I oversaw a 200 million Euro joint venture between Royal Philips and LG Electronics also in the Czech Republic.  My career spans more than 25 years including 15 years in senior management roles in leading international businesses with my particular focus having been in the technical and production engineering of things.

As such, I'm very familiar with the requirements of successfully taking a product from concept to large scale markets.  Over the coming months, as we move towards full scale commercialization, I will be spending more time in the U.S. focusing on building up the operational team to support marketing, sales and global logistics.

Meanwhile in the Czech Republic, we've developed a strong local management team and they will be overseeing the day to day product development and manufacturing setup.  Assuming UL certification in August, we are on track to start manufacturing the R-30 ESL light bulb in Q4 this year and then ramping up to full production capacity during 2011.

This is a very exciting time for us.  We have now overcome the technical challenges such as efficiency and miniaturization of electronics that drive the bulb bringing us to the point where we now have a product that is undergoing UL certification.

Additionally we're also creating a strong patent base to secure our product when it goes to the market.  We've applied for 11 patents covering the key technical parameters in submission.  From that point I'm delighted to report that we've just learned this afternoon that we received allowance of our very first U.S. patent for the systems and operator of cathodoluminescent lighting.

This patent relates to the method of operation to create light via phosphor and a cathode.  There will be a full press release on this going out tomorrow morning premarket but this is obviously another very important milestone for Vu1.  We are seeing the accumulation of many years of development work finally coming to fruition to create truly a light without compromise.

As Gale already indicated the interest shown by electrical distributors, retailer outlets and utility groups over the last number of months leads us to believe that we have our winning solution that is hitting the markets just at the right time.

For those of you who are interested in seeing the latest technology that is working its way through UL certification at the moment, tomorrow we'll also be releasing our latest update video, which shows our ESL technology in action, gives you a sense of what we expect those of you in the U.S. to be able to purchase later this year.

Finally, I'd just like to conclude by saying that I'm very excited at the opportunities ahead of us.  And I would like to thank the board for their recognition of my contributions to date.  I look forward to working with them and the rest of the executive team as we look to deliver on Vu1's amazing potential in the months ahead.

I now return you to Duncan.

Duncan Troy:	Thanks, Phil. I'd now like to open the call up to questions and pass back to the operator.

Operator:	At this time, if you would like to ask a question please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

And as a reminder, a recording of today's call will be available starting later this evening and running until midnight Eastern Standard Time Friday.  To access the recording please dial 1-800-642-1687 and use the access code 86587723.  Now, if you are outside the United States you will need to dial 706-645-9291.

Our first question will come from the line of Bruce Franklin.

Bruce Franklin:	Hi gentlemen. I had a question about your manufacturing capability. What kind of volumes you anticipate being able to make and also if you're looking at outsourcing any of the manufacturing?

Duncan Troy:	Mr. Franklin, thank you and thank you for joining the meeting tonight. I'll pass you over to Phil to answer the manufacturing question.

Phillip Styles:
OK, good evening.  Regarding the manufacturing capacities, our production line that we're setting up in the Czech Republic will have the capacity of up to 6.8 million units by the end of 2011.  But we would also consider looking at other manufacturing alternatives as we move ahead.

Duncan Troy:	Thank you. Operator, do we have second question?

Operator:	Again, to ask a question please press star one on your telephone keypad. Yes sir and our next question comes will come from the line of Peter Edwards.

Duncan Troy:	Peter, thank you for joining us tonight.

Peter Edwards:	Good evening gentlemen. I was just wanted to ask when you think perhaps the tube light would be available.

Duncan Troy:	Gayle …

Peter Edwards:	As in neon tubes which are generally about three foot long.

Duncan Troy:	Gayle, can I ask you to answer Peter's question.

Gale Sellers:	Sure, Peter thanks for calling in. The tube right now we've got it projected but we're not releasing any timeline on it. It's – that's just commercially sensitive at this time. Sorry about that.

Peter Edwards:	No, that's fine, that's fine.

Duncan Troy:	Thank you Peter.

Peter Edwards:	Thank you.

Operator:	Our next question will come from the line – I'm sorry it'll be a follow up from the line of Bruce Franklin.

Duncan Troy:	Thank you, Mr. Franklin.

Bruce Franklin:
Two quick follow up questions.  One, just kind of following up maybe has the same answer but I was curious about the regular screw in type bulbs what you can say about that.  And also, I'm very eager to put some of these bulbs in my house.  What's the earliest they'll actually be available on the retail market?

Duncan Troy:	Could you just clarify what you mean by regular screw in bulbs?

Bruce Franklin:	Like your typical bulb that you put on a – on a desk lamp as in (A-type) light bulb.

Duncan Troy:	Oh like the A-shape bulb.

Bruce Franklin:	A-shape yes, A-shape bulb.

Duncan Troy:	Yes, OK, let me – let me pass you back to Gayle for that.

Gale Sellers:
So again, it's commercially sensitive on the timing.  It is on the production schedule we're just not releasing exactly when it will be available.  The R-30, our initial product there we're expecting out in later this year Q4 of this year.

Bruce Franklin:	All right, thanks guys.

Duncan Troy:	Thank you.

Operator:	Our next question will come from the line of James Kelly.

Duncan Troy:	Good evening Mr. Kelly.

James Kelly:	Good evening gentlemen. How are you all doing today?

Duncan Troy:	Fine.

James Kelly:	First of all, I want to say congratulations on all the progress you all have made I think it's excellent. I've been following the company for a couple of years now and I think this is very exciting.

I wanted to ask you, I understand that you've had contact with ENERGY STAR for over a year now.  I was wondering if you have any plans at this point to submit your light bulb to ENERGY STAR?  And how important is that?

Duncan Troy:	Thank you for that. Gayle, you're monopolizing the questions, over to you.

Gale Sellers:	To – ENERGY STAR is a technology specific standard. There is an ENERGY STAR standard for CFL. There's an ENERGY STAR standard that just now is being finalized for LED.

ESL is a new lighting technology, so we're going to need to go through the same standard setting procedure.  However, we do meet most of the guidelines for CFL ENERGY STAR standards.  We will meet those standards of performance especially.  So it's just a – it's a regulatory process.

Having said that utility companies, multiple ones have offered to put their arms around us and walk us through and help us through that environment, so we feel confident we'll move through it well and swiftly.  But again, it's a technical standard that has to be developed by the government.

James Kelly:	OK, I see.

Gale Sellers:
And any terms of product adoption without ENERGY STAR we've had several companies, the majority of them understand ENERGY STAR.  And as long as we perform and we're highly energy efficient we will not have a problem obtaining purchase orders from them.

Duncan Troy:	Thank you, Mr. (Kelly).

Operator:	Our next question will come from the line of (David Henderson).

Duncan Troy:	Mr. (Henderson), hello.

David Henderson:	Good afternoon in this case. Gentlemen, how are you doing today? What steps have you taken for the R30 that seems to be the lamps that you're ready to rock and roll with in a few months?

As far as contacting the distributors across, in my case the United States and if somebody showed interest will you be contacting them to see if they want to you know start to place orders or you know what's the procedural roll that you're taking on that?

Duncan Troy:	Thank you very much for that question. May I pass that to Phil?

Phillip Styles:	OK, yes good evening (David).

David Henderson:	Good evening.

Phillip Styles:
We've been in contact with various outlets for the distribution of our product via master distributors, electrical distributor's right through to the retail guys.  At this moment in time, we are open to discussion with anybody who's interested in our product.  Although initially we will be using a consultant group to start the initial sales of our product, but that's not stopping us talking to anybody.

David Henderson:	Well, I'm a distributor and I haven't – I signed out one of the – I signed up on one of the partner, channel partner forms or whatever it was and nobody’s contacted me yet.

Phillip Styles:	OK, well I can assure …

David Henderson:	Or maybe I haven't – maybe I haven't got down far enough down the list yet I don't know.

Phillip Styles:	OK. Or I can sure directly after this call and maybe if you can make contact with me we can have a chat.

David Henderson:	OK.

Duncan Troy:	Thank you David.

David Henderson:	Thank you.

Operator:	And our last question comes the line of Jim West.

Jim West:
Hi I just wanted to say before I get started here that I've seen both Phil and Gale in action and you know I think the company's lucky to have both.  I've got a two part question.  The first question is to – from the board is to get a little bit of direct clarification on what (Bill Smith)'s involvement is.

I understand that he controls directly or indirectly about 16 percent. I'm also told that he has some type of control position. That's the first question.

Then the follow up question is – is what the plan is for additional funding since the special purpose funds you know seem to be to the disadvantage of the common shareholder in case you know there's any type of liquidation.

Duncan Troy:
Let me answer that question.  Mr. (Smith) is an indirect shareholder of the company through the second convertible note facility that we have the SAM, SAM facility.  He is not an officer or director of the company.

And talking about funding, we are currently being funded by credited investors and shareholders, institutionals through those existing convertible note facilities.  And we are comfortable with the fact that that funding will take us through to getting us to manufacturing capability.

You know we will – we'll actively evaluate longer term funding solutions to support the company's growth.  We're very mindful of our shareholders commitments to date and protecting their interests.  The management of the company is a – has a significant interest in the business, so our motives are totally aligned with that of the shareholder.

And the future – the future of the business I believe once we are up and running manufacturing wise I think the market will look at us and evaluate us in a completely different way.

Operator:	Mr. - Duncan, do you have any closing remarks?

Duncan Troy:	Yes, thank you very much everybody. And once again, I'd like to thank you all for joining us today on the call and for your continuing interest in and support for Vu1.

It's been a long journey and it's only been as a result of a great deal of commitment from our team and the support of our shareholders and partners that we've made it to this point.  Having made very substantial technology and business progress in recent months, the company's now at a critical turning point as the business moves from a pure technology development phase to commercialization.

We believe Vu1 is perfectly positioned and timed to meet growing demands for clean, safe, energy efficient lighting alternatives.

In keeping with the first lore of technology that one tends to overestimate short-term potential and under estimate its long-term impact, we believe the best is yet to come for Vu1.

So I hope you can tell that the team here is more excited than ever about what the future holds for Vu1.  And we look forward to providing you with further updates on Vu1's progress later in the year.  Thank you very much everybody and good night.

Operator:	This does complete today's conference call. You may now disconnect.

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